As filed with the Securities and Exchange Commission on February 28, 2002.

Registration No. 33-24566-A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under the Securities Act of 1933

BIO-LOK INTERNATIONAL INC.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or Organization)	65-0317138 IRS Employer Identification Number

312 S. Military Trail
Deerfield Beach, Florida 33442
(Address and Zip Code of Registrant’s principal executive offices)

BIO-LOK INTERNATIONAL INC.
STOCK PURCHASE PLAN 1995A;
STOCK COMPENSATION PLAN 2002
(Full title of the plan)

INGO K. KOZAK
VP-Finance & Administration and Chief Financial Officer
312 S. Military Trail, Deerfield Beach, Florida 33442
(954) 689-9998
(Name of Agent, Address, Zip Code and Phone Number, of Agent for Service)

Copies to:
Jonathan L. Shepard, Esq.
Siegel, Lipman, Dunay & SHEPARD, LLP
5355 TOWN CENTER ROAD, SUITE 801
BOCA RATON, FLORIDA 33486
(561) 368-7700

CALCULATION OF REGISTRATION FEE

		Proposed	Maximum
Title of Each Class		Offering	Aggregate
of Securities to be	Amount To Be	Price	Offering	Amount of
To Be Registered	Registered(1)	Per Share(1)	Price(1)	Registration Fee

Common Stock,	500,000	$0.27	$135,000	$12.41

Par Value $.001 per share

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based upon the average of the high and low reported sales price of the Registrant’s Common Stock on the NASD OTC Bulletin Board, on January 2, 2002.

(2)	Includes an indeterminable number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plans as the result of any future stock split, stock dividend or similar adjustment.

     This Registration Statement on Form S-8 relates to 500,000 shares of common stock, par value $.01 (the “Common Stock”), of Bio-Lok International Inc. (the “Company”), reserved for issuance pursuant to the Company’s 2002 Stock Compensation Plan and Agreement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The Registrant is subject to the informational and reporting requirements of Sections 13 (a), 13(c) and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission. The following documents are incorporated in this Registration Statement by reference:

1.	Annual report on Form 10-K SB for the year ended October 31, 2001;

2.	The Registrant’s Registration Statement on Form S-8, with respect to its Stock Purchase Plan 1995A, filed January 17, 1995.

Any statement contained in any document incorporated by reference or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for the purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     No such interests.

Item 6. Indemnification of Directors and Officers.

     The statutes, charter provisions, by-laws, contracts or other arrangements under which controlling persons, directors or officers of the Company are insured or indemnified in any manner against any liability which may occur in such capacity are as follows:

     The General Corporation Law of Delaware (the “DGCL”) provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The Company’s by-laws provide for the elimination and limitation of the personal liability of directors of the Company for monetary damages to he fullest extent permitted by the DGCL. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligence or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or recision in the event of a breach of a director’s duty of care. The by-laws also provide that the Company shall, to the full extent permitted by the DGCL, as amended from time-to-time, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits

5.1	Opinion of Siegel, Lipman, Dunay & Shepard, LLP

10.1	Bio-Lok International, Inc. Stock Compensation Plan 2002

23.1	Consent of Siegel, Lipman, Dunay & Shepard, LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of Weinberg & Company, P.A.

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (c)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-

effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach, Florida, this 25th day of February, 2002.

BIO-LOK INTERNATIONAL INC.

By: /s/ Ingo K. Kozak

Ingo K. Kozak VP-Fin. & Admin., Chief Financial Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bruce L. Hollander Bruce L. Hollander	President, CEO	Feb. 25, 2002

/s/ Ingo K. Kozak Ingo K. Kozak	VP-Fin. & Admin., CFO, Director and Secretary	Feb. 25, 2002

/s/ Harold Alexander Harold Alexander	Director	Feb. 25, 2002

/s/ Neil Smith Neil Smith	Director	Feb. 25, 2002

/s/ Harold Weisman Harold Weisman	Director	Feb. 25, 2002